[Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed]

AMENDMENT NO. 1 TO

CONSULTING AGREEMENT

THIS Amendment NO. 1 TO CONSULTING AGREEMENT (this “Amendment”), effective as of October 20, 2021, by and among Miller Investment Trust, a registered investment company organized as a Delaware statutory trust (the “Trust”), and Northern Lights Compliance Services, LLC, a Nebraska limited liability company ("NLCS").

WHEREAS, the Trust and NLCS are parties to that certain Consulting Agreement effective January 1, 2021, by and among the Trust and NLCS (the "Consulting Agreement").

WHEREAS, the parties desire to amend the Consulting Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Section I. to the Consulting Agreement hereby is amended by inserting the following paragraph immediately after the third paragraph under the heading Phase III – Ongoing Monitoring and Board Reporting:

NLCS will also supply the Trust with an Anti-Money Laundering Officer (“AMLO”) who shall perform the Anti-Money Laundering Officer Services as described on the attached Appendix B.

(b)	The first paragraph under Section II. to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

Under the terms of this Agreement, NLCS will provide the services of Brian Privor, who shall be appointed by the Board as the Chief Compliance Officer, and Jared Lahman, who shall be appointed by the Board as the Anti-Money Laundering Officer, for the Trust and each Fund of the Trust. In addition, NLCS will provide support staff to Mr. Privor and Mr. Lahman to assist them in all aspects of their duties under this Agreement. Mr. Privor and Mr. Lahman will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

(c)	Section IV to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

IV.       INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer and AMLO as appointed by the Trust’s Board shall each be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS's work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise. Nor will any work performed by NLCS consist of a review of the internal controls of the Trust in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

(d)	Section VI.(f) to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

(f)       In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at standard billing rates for NLCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer or AMLO incur any liability in connection with the performance of their duties under this Agreement, they shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein. If such policy is utilized on the Chief Compliance Officer’s or AMLO’s behalf, none of the deductible will be payable by NLCS.

(e)	Section VII.B. to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

B.       The Trust will obtain a written representation from the provider of Directors and Officers/Errors and Omissions Insurance coverage for the Trustees/officers of each Fund, to the effect that the Trust’s Chief Compliance Officer and AMLO are fully covered thereunder as officers of the Trust.

(f)	Schedule I hereby is deleted in its entirety and replaced with Schedule I attached hereto, as the same may be amended from time to time.

(g)	Appendix A hereby is deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

(h)	The Consulting Agreement hereby is amended by inserting Appendix B attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

MILLER INVESTMENT TRUST _/s/Greg Miller__________________ By: Greg Miller President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC _/s/Brian Privor_____________________ By: Brian Privor President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Consulting Agreement.

Name of Adviser: Wellesley Asset Management, Inc.

Address of Adviser: 20 William Street, Suite 310

Wellesley, MA 02481

By: _/s/Greg Miller_________________________________

Name: Greg Miller

Title: CEO and Co-Chief Investment Officer

SCHEDULE I

as of October 20, 2021

Miller Convertible Bond Fund
Miller Convertible Plus Fund
Miller Intermediate Bond Fund
Miller Market Neutral Income Fund

APPENDIX A –PAYMENT

This Appendix A is part of the Consulting Agreement (the “Agreement”), effective January 1, 2021, between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC (“NLCS”), and MILLER INVESTMENT TRUST. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

1.	Standard Service Fees:

[Omitted]

2.	Additional Fees:

[Omitted]

On its annual anniversary date, each Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

plus

3.       Anti-Money Laundering Fees: [Omitted]

.

4.       Out of Pocket Expenses:

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer or AMLO makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally. An invoice detailing these Out of Pocket Expenses, including any series specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust upon receipt. Series-specific Out of Pocket Expenses, such as those stemming from visits to individual Advisers, will be allocated by the Trust to the respective series.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix A to the Consulting Agreement effective October 20, 2021.

MILLER INVESTMENT TRUST _/s/Greg Miller__________________ By: Greg Miller President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC __/s/Brian Privor_____________________ By: Brian Privor President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Appendix A.

Name of Adviser: Wellesley Asset Management, Inc.

Address of Adviser: 20 William Street, Suite 310

Wellesley, MA 02481

By: _Greg Miller_________________________________

Name: Greg Miller

Title: CEO and Co-Chief Investment Officer

Appendix B

ANTI-MONEY LAUNDERING SERVICES

1) Appointment of Anti-Money Laundering Officer. NLCS will provide the services of a compliance officer, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Trust and each Fund. The AMLO will have overall responsibility for administering and overseeing compliance with the Trust’s anti-money laundering (“AML”) program.

2) AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Trust in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Trust’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Trust’s AML program to accommodate changes in regulatory requirements and the Trust’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Trust personnel and relevant Service Providers;

e)	Arrange for independent testing of the Funds’ AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist Trust personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of the Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Appendix B (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Trust.

Appendix B

ANTI-MONEY LAUNDERING SERVICES

3) Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:

i.	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his or her duties and obligations under this Agreement;

ii.	It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

iii.	It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the Investment Company Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Trust or a Service Provider;

iv.	It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.	It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the Investment Company Act.

b)	Representations and Warranties of the Trust. The Trust represents and warrants that:

i.	The AMLO shall be covered by the Trust’s Directors and Officers/Errors and Omissions Policy; and

ii.	The AMLO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s Organizational Documents, subject to their provisions regarding indemnification of its officers.

4) Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Appendix B.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board

Appendix B

ANTI-MONEY LAUNDERING SERVICES

prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS.

5) Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.